Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS REPORTS FOURTH QUARTER 2008 RESULTS

New Systems Operational as of February 9th

Board Suspends Quarterly Dividend

CHARLOTTE, N.C. (March 5, 2009) FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”), a leading provider of communications services to communities across the country, today announced its financial results for the three and twelve months ended December 31, 2008. FairPoint completed its acquisition of Verizon Communication’s wireline and related operations in Maine, New Hampshire and Vermont (the “Northern New England business”) on March 31, 2008. As a result of that transaction, which was treated as a “reverse acquisition” for accounting purposes, the financial statements for all periods prior to March 31, 2008 reflect the operating results and assets and liabilities of the Northern New England business only. For purposes of analysis, certain financial information for periods prior to March 31, 2008 is presented on a pro forma basis, assuming the acquisition and related transactions had occurred on January 1, 2007.

Highlights

•                  FairPoint began independently operating its new systems on February 9, 2009 and is now in the post-cutover phase working diligently to improve system efficiencies, employee proficiency and to return to normal operating levels.

•                  The rate of decline in access line equivalents in the northern New England operations moderated to 2.7% in the fourth quarter compared with 3.1% in the third quarter, despite the significantly weaker economic environment.

•                  Total high-speed data (HSD) subscribers increased during the fourth quarter, the first net quarterly increase since the closing of the acquisition in March 2008. HSD penetration increased to 20.7% on a consolidated basis as of December 31, 2008.

•                  Revenue totaled $319.3 million for the fourth quarter of 2008, a decline of 2.7% compared with $328.3 million in the third quarter.

•                  Adjusted EBITDA (a non-GAAP financial measure as defined herein) totaled $137.5 million (or 43.1% of revenue) in the fourth quarter of 2008, compared with $148.6 million (or 45.3% of revenue) in the third quarter of 2008.

•                  On March 4, 2009, the Board of Directors suspended the quarterly dividend. This action will increase financial flexibility by approximately $93 million annually and enable the Company to focus on strengthening its capital structure.

•                  High-speed, IP data network build-out in northern New England has been accelerated, with the core network now scheduled to be substantially completed by the middle of 2009. As a result, total capital expenditures for 2009 are expected to be $190 to $210 million compared with the previous estimate of $180 to $200 million.

“Last year was truly a year of historic change for FairPoint,” stated Gene Johnson, Chairman and CEO of FairPoint. “We increased in size by fivefold with the completion of the acquisition of the Northern New England business; we enhanced and strengthened our leadership team for the opportunities that lie ahead; we made great strides in integrating and stabilizing the northern New England operations and we completed the development of a new fully integrated, state-of-the-art platform of systems which became operational on February 9th,” Johnson continued. “Our cutover to the FairPoint systems was another tremendous milestone and our new systems represent a unique and valuable asset which will enable us to grow the business and improve our operating efficiency.”

“Looking ahead, we remain extremely confident in the growth potential for the Company.  Given the very difficult economic and financial market conditions, the Board’s dividend action represents a prudent step to preserve capital and improve our leverage profile. We will consider an appropriate dividend payout once the financial markets and the economy improve and our leverage has been reduced. We are extremely excited about the prospects for the Company and we look forward to 2009 and the opportunities that lie ahead,” concluded Johnson.

Fourth Quarter Results

Revenue for the fourth quarter of 2008 was $319.3 million, compared with $328.3 million for the third quarter of 2008 and pro forma revenue of $360.0 million for the fourth quarter of 2007. Revenue declined 2.7% compared to the third quarter of 2008 or 3.5% after normalizing for certain prior period adjustments.  This decline was driven primarily by a decrease in access line equivalents of 2.7% during the quarter, the effects of seasonality in our northern New England properties, and the rapidly weakening economy.

Adjusted EBITDA was $137.5 million for the three months ended December 31, 2008, compared with $148.6 million for the third quarter of 2008 and pro forma Adjusted EBITDA of $108.4 million for the three months ended December 31, 2007. The decline in Adjusted EBITDA from the third quarter of 2008 primarily reflects the reduced level of revenue.

The Adjusted EBITDA margin was 43.1% in the fourth quarter of 2008, compared with 45.3% in the third quarter of 2008 and 31.1% in the same quarter a year ago. The increase in the Adjusted EBITDA margin compared with the fourth quarter of 2007 reflects primarily the elimination of the Verizon cost structure supporting the Northern New England business following the closing of the acquisition on March 31, 2008. These cost savings have offset declining revenue, resulting in an overall margin improvement.

Operating Metrics

During the fourth quarter of 2008, the northern New England operations experienced a 2.7% decline in access line equivalents compared with a 3.1% decline in the third quarter, while Legacy FairPoint access line equivalents declined by 2.6% in the fourth quarter compared with a decrease of 1.5% in the third quarter.  Fourth quarter results were negatively impacted by the weaker economic environment and seasonal disconnects which affected both the northern New England and Legacy FairPoint operations.

Total access line equivalents were 1,721,709 at December 31, 2008 compared with 1,906,748 at December 31, 2007, a decline of 9.7%. During the fourth quarter, total access line equivalents declined by 2.7% compared with a decline of 2.8% during the third quarter of this year.

During the fourth quarter of 2008, HSD subscribers in the northern New England operations increased by 0.7% compared with a decline of 0.8% during the third quarter of this year. The northern New England operations continued to experience modest increases in HSD subscribers in Maine and Vermont during the fourth quarter, while HSD subscribers in Legacy FairPoint remained essentially flat during the quarter.

Total combined HSD subscribers increased during the fourth quarter, the first net quarterly increase since the closing of the acquisition in March of 2008. HSD subscribers totaled 295,360 as of December 31, 2008, an increase of 0.4% compared with 294,134 at September 30, 2008 and 1.6% compared with 290,577 at December 31, 2007. HSD penetration was 20.7% as of December 31, 2008, compared with 19.9% at September 30, 2008 and 18.0% at December 31, 2007.

Long distance subscribers totaled 631,458 at the end of December 2008, down 1.9% from 643,844 as of September 30, 2008 and 8.5% below the prior year.  Long distance penetration was 44.3% at December 31, 2008, compared with 43.7% as of September 30, 2008 and 42.7% a year ago.

Access Line Equivalents

	12/31/2008	9/30/2008	12/31/2007	% change 12/31/07 to 12/31/08	% change 9/30/08 to 12/31/08
Residential access lines
Legacy FairPoint	165,409	171,598	182,182	(9.2)%	(3.6)%
Northern New England	761,201	786,726	882,933	(13.8)%	(3.2)%
	926,610	958,324	1,065,115	(13.0)%	(3.3)%
Business access lines
Legacy FairPoint	52,402	53,780	55,892	(6.2)%	(2.6)%
Northern New England	340,094	350,159	371,041	(8.3)%	(2.9)%
	392,496	403,939	426,933	(8.1)%	(2.8)%

Wholesale access lines	107,243	112,131	124,123	(13.6)%	(4.4)%

Total voice access lines	1,426,349	1,474,394	1,616,171	(11.7)%	(3.3)%

HSD subscribers
Legacy FairPoint	74,524	74,764	67,703	10.1%	(0.3)%
Northern New England	220,836	219,370	222,874	(0.9)%	0.7%
Total HSD subscribers	295,360	294,134	290,577	1.6%	0.4%

Total access line equivalents	1,721,709	1,768,528	1,906,748	(9.7)%	(2.7)%

Long distance subscribers	631,458	643,844	689,960	(8.5)%	(1.9)%

Cutover Update

As previously reported, on January 30, 2009, Verizon began to extract data from its 600-plus legacy systems and transfer the data to FairPoint for importing into FairPoint’s 60 new, state-of-the-art, fully integrated systems.  The cutover process extended for nine days and FairPoint began to independently operate its new systems on February 9, 2009. The Company is now working in the post-cutover stage, processing both current orders as well as those that were received during the nine day cutover process.  FairPoint, together with Capgemini U.S. LLC, are working diligently to reduce the customer service representatives’ average handle time for orders, increase order flow through to provisioning, and return bill cycles to the pre-cutover schedules.  We anticipate that all operations will be returned to a normal schedule by the end of the second quarter.

The new systems will enable FairPoint to offer new products and services, including customized bundles, as well as business services that leverage the Company’s new MPLS (Multi-Protocol Label Switching) data network which is under construction.

Cash Flow and Liquidity

Cash flow from operations totaled $57.5 million for the twelve months ended December 31, 2008, while capital expenditures, including approximately $100 million associated with the continued development of the Company’s new platform of fully integrated, state-of-the-art systems in the northern New England states, totaled $297.0 million for the twelve months ended December 31, 2008.

In the fourth quarter of 2008, operating cash flow of $21.3 million was reduced by payments totaling $49.6 million related to the Transition Services Agreement with Verizon and costs related to the systems cutover activities totaling $26.9 million. Normalizing for these non-recurring payments, net cash provided by operating activities for the fourth quarter of 2008 would have been $97.8 million.

On January 21, 2009, FairPoint executed an amendment to its Credit Agreement pursuant to which Bank of America, N.A. was appointed as administrative agent replacing Lehman Commercial Paper Inc.  In addition, among other things, the amendment clarifies that FairPoint may increase the annual dividend back to $1.03 per share, subject to certain conditions.  The amendment also permits the repurchase of FairPoint’s 13 1/8% senior notes due 2018, subject to certain conditions, including compliance with its tax sharing agreement with Verizon Communications Inc.

On January 30, 2009, the Company entered into an agreement (the “Transition Agreement”) with Verizon providing for the acceleration of $30.0 million of payments that could have been owed to FairPoint, pursuant to regulatory orders, based on access line losses during the first two years following the March 31, 2008 acquisition ($15 million of which would have been due on March 31, 2009 with the remaining $15 million potentially due on March 31, 2010). Verizon also waived any potential refund of these amounts and agreed to provide credits totaling $7.7 million against amounts owed by FairPoint under the Transition Services Agreement and related agreements. These amounts were used to offset the approximately $45.4 million owed by the Company to Verizon under these agreements, including a one-time fee of $34.0 million due at cutover, with the balance related to the purchase of certain internet access hardware.  As a result, the Company made a final payment to Verizon of approximately $7.7 million on February 20, 2009.  The settlements set forth in the Transition Agreement resulted in a $22.7 million improvement in the Company’s cash flow in the first quarter of 2009.

Cash and cash equivalents at December 31, 2008 totaled $70.3 million (excluding restricted cash totaling an additional $68.5 million).  As of December 31, 2008, the Company’s total indebtedness (as calculated in accordance with its credit facility) was 4.2 times Adjusted EBITDA. In addition, on January 28, 2009, FairPoint borrowed $50 million under its $170 million revolving credit facility.  After this borrowing, the Company had $4.7 million remaining available under its revolving credit facility, net of letters of credit totaling $15.3 million.  Cash and cash equivalents at February 28, 2009 totaled approximately $100.1 million.

The Company’s transition to its new billing platform, beginning on January 30, 2009, has resulted in a delay of certain billing cycles which could negatively impact our liquidity in the first half of 2009.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its fourth quarter and full year results at 8:30 a.m. EST on March 6, 2009.  Participants should call (888) 253-4456 (US/Canada) or (973) 935-8178 (international) at 8:20 a.m. (EST) and request the FairPoint Communications Fourth Quarter 2008 Earnings Call or Conference ID# 88149635. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and enter confirmation code 88149635.  The recording will be available from Friday, March 6, 2009 at 10:00 a.m. (EST) through Friday, March 13, 2009 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investors section. An online replay will be available beginning later in the morning on March 6, 2009 and will remain available for one year.

During the conference call, representatives of the Company may discuss and answer one or more questions concerning the Company’s business and financial matters. The responses to these questions may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  FairPoint’s results for the quarter and year ended December 31, 2008 are subject to the completion and filing with the Securities and Exchange Commission of its Annual Report on Form 10-K.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For a definition of and additional information regarding Adjusted EBITDA, and a reconciliation of such measure to the most comparable financial measure calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes Adjusted EBITDA is useful to investors because Adjusted EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes Adjusted EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.  In addition, certain covenants in FairPoint’s credit facility and the indenture governing its senior notes as well as the regulatory orders issued in connection with the acquisition of the northern New England business contain ratios based on Adjusted EBITDA.  The restricted payment covenants in such agreements and orders regulating the payment of dividends on FairPoint’s common stock are also based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility. In addition, such a decline could result in FairPoint’s inability to pay dividends on its common stock in the future.

While FairPoint uses Adjusted EBITDA in managing and analyzing its business and financial condition and believes it is useful to its management and investors for the reasons described above, Adjusted EBITDA has certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of Adjusted EBITDA by utilizing it in conjunction with its comparable GAAP financial measures.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP. Learn more at www.fairpoint.com

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

# # #

Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)

Assets
Current assets:
Cash	$70,325	$—
Restricted cash	8,144	—
Accounts receivable, net	173,589	160,130
Other receivables	—	18,579
Materials and supplies	38,694	4,229
Other	28,747	21,180
Deferred income tax, net	31,418	9,730
Short term investments	—	37,090
Total current assets	350,917	250,938

Property, plant, and equipment, net	2,013,515	1,628,066
Intangibles assets, net	234,481	2,019
Prepaid pension asset	8,708	36,692
Debt issue costs, net	26,047	—
Restricted cash	60,359	—
Other assets	21,094	20,457
Goodwill	619,372	—
Total assets	$3,334,493	$1,938,172

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$45,000	$—
Current portion of capital lease obligations	2,231	2,064
Accounts payable	147,778	175,866
Dividends payable	23,008	—
Accrued interest payable	18,844	—
Interest rate swaps	41,274	—
Other non-operating accrued liability	19,000	—
Other accrued liabilities	70,887	47,115
Total current liabilities	368,022	225,045

Long-term liabilities:
Capital lease obligations	7,522	9,936
Accrued pension obligation	46,801	—
Employee benefit obligations	225,840	408,863
Deferred income taxes	154,757	140,911
Unamortized investment tax credits	5,339	5,877
Other long-term liabilities	35,486	28,378
Long-term debt, net of current portion	2,425,253	—
Interest rate swap agreements	41,681	—
Total long-term liabilities	2,942,679	593,965

Minority interest	6	—

Stockholders’ equity:
Common stock	890	538
Additional paid-in capital	735,719	484,383
Retained earnings (deficit)	(578,319)	634,241
Accumulated other comprehensive loss	(134,504)	—
Total stockholders’ equity	23,786	1,119,162
Total liabilities and stockholders’ equity	$3,334,493	$1,938,172

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands)

Revenues	$319,260	$293,851	$1,274,619	$1,197,465
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	154,470	136,664	576,786	555,954
Selling, general and administrative expense, excluding depreciation and amortization	114,303	92,217	384,388	288,762
Depreciation and amortization	70,598	58,870	255,032	233,231
Total operating expenses	339,371	287,751	1,216,206	1,077,947
Income from operations	(20,111)	6,100	58,413	119,518
Other income (expense):
Interest expense	(52,730)	(17,710)	(162,040)	(70,581)
(Loss) gain on derivative instruments	(49,909)	—	(11,800)	—
Other	80	699	3,495	3,350
Total other expense	(102,559)	(17,011)	(170,345)	(67,231)
Income before income taxes	(122,670)	(10,911)	(111,932)	52,287
Income tax (expense) benefit	46,598	5,180	43,408	(19,459)
Net income (loss)	$(76,072)	$(5,731)	$(68,524)	$32,828
Minority interest	(1)	—	(1)	—
Retained net income (loss)	$(76,073)	$(5,731)	$(68,525)	$32,828

Weighted average shares outstanding:
Basic	88,992	53,761	80,443	53,761
Diluted	88,992	53,761	80,443	53,761

Earnings per share:

Basic	$(0.85)	$(0.11)	$(0.85)	$0.61
Diluted	(0.85)	(0.11)	(0.85)	0.61

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Twelve months ended
	December 31,
	2008	2007
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$(68,525)	$32,828
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations excluding impact of acquisitions:
Deferred income taxes	(33,466)	(38,928)
Provision for uncollectible revenue	25,234	21,765
Depreciation and amortization	255,032	233,231
SFAS 106 post-retirement accruals	37,782	90,939
Gain on derivative instruments	11,800	—
Other non cash items	(19,671)
Changes in assets and liabilities arising from operations:
Accounts receivable	(34,693)	(1,477)
Prepaid and other assets	(12,713)	9,642
Accounts payable and other accrued liabilities	(91,702)	(6,680)
Other assets and liabilities, net	4,648	(4,479)
Other	(16,221)	(72,337)
Total adjustments	126,030	231,676
Net cash provided by operating activities of continuing operations	57,505	264,504
Cash flows from investing activities of continuing operations:
Acquired cash balance, net	11,401	—
Net capital additions	(296,992)	(149,458)
Net proceeds from sales of investments and other assets	2,259	12,242
Net cash used in investing activities of continuing operations	(283,332)	(137,216)
Cash flows from financing activities of continuing operations:
Loan origination costs	(29,238)	—
Proceeds from issuance of long-term debt	1,930,000	—
Repayments of long-term debt	(687,491)	—
Contributions from Verizon	373,590	(125,579)
Restricted cash	(68,503)	—
Repayment of capital lease obligations	(2,247)	(1,709)
Dividends paid to stockholders	(1,219,959)	—
Net cash provided by (used in) financing activities of continuing operations	296,152	(127,288)
Net increase in cash	70,325	—

Cash, beginning of period	—	—
Cash, end of period	$70,325	$—

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$124,721	$—
Income taxes paid, net of refunds	(9,313)	56,028
Non-cash equity consideration	316,290	—
Non-cash issuance of senior notes	551,000	—

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Three Months Ended December 31, 2007

(in thousands, except per share data)

	Northern New England business (A)	Legacy FairPoint (B)	Merger Related Costs (C)		Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$293,851	68,186	—		(2,000	)(D)	$360,037
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	136,663	29,844	—		(10,000	)(D)(E)	156,507
Selling, general and administrative expense	92,217	5,000	28,000		(27,000	)(E)(F)	98,217
Depreciation and amortization	58,870	12,963	—		2,000	(G)	73,833
Gain on sale of operating assets	—	—	—		—		—
Total operating expenses	287,750	47,807	28,000		(35,000)		328,557
Income from operations	6,101	20,379	(28,000)		33,000		31,480
Other income (expense):
Net gain on sale of investments and other assets	—	(131)			—	(H)	(131)
Interest expense	(17,709)	(9,730)	—		(20,706	)(I)	(48,145)
Interest and dividend income	—	160	—		—		160
Loss on derivative instruments	—	(11,533)	—		11,331	(J)	(202)
Equity in earnings of investees	—	136			(111	)(H)	25
Other nonoperating, net	699	—	—		—		699
Total other expense	(17,010)	(21,098)	—		(9,486)		(47,594)

Income before income taxes	(10,909)	(719)	(28,000)		23,514		(16,114)
Income tax (expense) benefit	5,180	(639)	9,520	(K)	(8,582	)(K)	5,479

Minority interest	—	—	—		—		—

Net income	$(5,729)	(1,358)	(18,480)		14,932		$(10,635)

Basic weighted average shares outstanding	53,761.0	34,770.0					88,531.0
Diluted weighted average shares outstanding	53,761.0	34,770.0					88,531.0

Basic earnings per common share:
Continuing operations	$(0.11)						$(0.12)

Diluted earnings per common share:
Continuing operations	$(0.11)						$(0.12)

Note:  The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2007.  The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco, a subsidiary of Verizon, (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)         Reflects the standalone results for the Northern New England business for the quarter ended December 31, 2007.

(B)           Reflects the standalone results for the Legacy FairPoint business for the quarter ended December 31, 2007.

(C)           Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the Merger.

(D)          Reflects revenues and expenses of approximately $2 million associated with VOIP and wireless directory assistance services as well as customers of VSSI-CPE FairPoint.

(E)            Reflects an actuarially determined reduction of $10 million of pension and OPEB expense related to employees not transferred to Spinco.  Of this amount, $8 million was included in cost of services and sales and $2 million was included in selling, general and administrative expense.

(F)            Reflects the elimination of nonrecurring transition and transaction costs related to the Merger (see Note C above).

(G)           Reflects the amortization of customer relationship intangible assets acquired in the Merger.  Such intangibles are being amortized over a weighted average estimated useful life of 9.7 years.

(H)          Reflects the elimination of Legacy FairPoint’s equity in earnings of investees and net gain on sale of the Orange County - Poughkeepsie Limited Partnership, as a result of a separate but related agreement between FairPoint, Cellco and Verizon Wireless - East.  Under that agreement, in April 2007 FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(I)               Reflects additional interest expense related to the debt structure of FairPoint following completion of the Merger, net of $17 million of interest expense allocated by Verizon to the Northern New England business.

(J)              Reflects the elimination of Legacy FairPoint’s loss on derivative instruments related to forward interest rate swap agreements that were contingent upon completion of the Merger.

(K)          Reflects the income tax effects associated with the adjustments described above.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Twelve Months Ended December 31, 2007

(in thousands, except per share data)

	Northern New England business (A)	Legacy FairPoint (B)	Merger Related Costs (C)		Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$1,197,465	283,462	—		(5,000	)(D)	$1,475,927
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	555,954	98,560	—		(37,000	)(D)(E)	617,514
Selling, general and administrative expense	288,762	68,000	52,000		(62,000	)(E)(F)	346,762
Depreciation and amortization	233,231	50,836	—		14,000	(G)	298,067
Gain on sale of operating assets	—	(2,164)	—		—		(2,164)
Total operating expenses	1,077,947	215,232	52,000		(85,000)		1,260,179
Income from operations	119,518	68,230	(52,000)		80,000		215,748
Other income (expense):
Net gain on sale of investments and other assets	—	49,455			(46,000	)(H)	3,455
Interest expense	(70,581)	(39,662)	—		(82,874	)(I)	(193,117)
Interest and dividend income	—	965	—		—		965
Loss on derivative instruments	—	(17,202)	—		17,000	(J)	(202)
Equity in earnings of investees	—	5,025			(5,000	)(H)	25
Other nonoperating, net	3,350	—	—		—		3,350
Total other expense	(67,231)	(1,419)	—		(116,874)		(185,524)

Income before income taxes	52,287	66,811	(52,000)		(36,874)		30,224
Income tax (expense) benefit	(19,459)	(26,773)	17,680	(L)	18,276	(K)	(10,276)

Minority interest	—	(1)	—		—		(1)

Net income	$32,828	40,037	(34,320)		(18,598)		$19,947

Basic weighted average shares outstanding	53,761.0	34,752.0					88,513.0
Diluted weighted average shares outstanding	53,761.0	34,980.0					88,741.0

Basic earnings per common share:
Continuing operations	$0.61						$0.23

Diluted earnings per common share:
Continuing operations	$0.61						$0.22

Note:  The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2007.  The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco, a subsidiary of Verizon, (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)         Reflects the standalone results for the Northern New England business for the year ended December 31, 2007.

(B)           Reflects the standalone results for the Legacy FairPoint business for the year ended December 31, 2007.

(C)           Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the Merger.

(D)          Reflects revenues and expenses of approximately $5 million associated with VOIP and wireless directory assistance services as well as customers of VSSI-CPE FairPoint.

(E)            Reflects an actuarially determined reduction of $42 million of pension and OPEB expense related to employees not transferred to Spinco.  Of this amount, $32 million was included in cost of services and sales and $10 million was included in selling, general and administrative expense.

(F)            Reflects the elimination of nonrecurring transition and transaction costs related to the Merger (see Note C above).

(G)           Reflects the amortization of customer relationship intangible assets acquired in the Merger.  Such intangibles are being amortized over a weighted average estimated useful life of 9.7 years.

(H)          Reflects the elimination of Legacy FairPoint’s equity in earnings of investees and net gain on sale of the Orange County - Poughkeepsie Limited Partnership, as a result of a separate but related agreement between FairPoint, Cellco and Verizon Wireless - East.  Under that agreement, in April 2007 FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(I)               Reflects additional interest expense related to the debt structure of FairPoint following completion of the Merger, net of $53 million of interest expense allocated by Verizon to the Northern New England business.

(J)              Reflects the elimination of Legacy FairPoint’s loss on derivative instruments related to forward interest rate swap agreements that were contingent upon completion of the Merger.

(K)          Reflects the income tax effects associated with the adjustments described above.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Revenue and Operating Metrics (unaudited)

(Dollars in thousands)

	Three Months Ended
					Pro Forma (1)
	December 31, 2008	September 30, 2008	June 30, 2008	Pro Forma (1) March 31, 2008	December 31, 2007
Revenues:
Local calling services	$127,960	$135,587	$141,803	$145,316	$150,402
Network access (2)	103,945	101,922	109,190	112,876	114,147
Long distance services	46,312	50,161	49,090	48,624	52,422
Data and Internet services	29,461	32,873	30,552	30,653	30,317
Other services (2)	11,582	7,712	14,055	11,949	12,750

Total revenue	$319,260	$328,255	$344,690	$349,418	$360,038

Operating Metrics:
Residential voice access lines	926,610	958,324	996,531	1,030,620	1,065,115
Business voice access lines	392,496	403,939	412,633	419,999	426,933
Wholesale access lines	107,243	112,131	116,731	119,550	124,123
Total voice access lines	1,426,349	1,474,394	1,525,895	1,570,169	1,616,171

HSD subscribers	295,360	294,134	294,412	295,578	290,577
Total access lines equivalents	1,721,709	1,768,528	1,820,307	1,865,747	1,906,748

Long distance subscribers	631,458	643,844	656,599	671,278	689,960

(1)             FairPoint acquired Verizon’s wireline and related operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008.  The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2007.

(2)             During the third and fourth quarters of 2008, the Company recorded certain revenue adjustments/reclassifications that relate to prior periods.  The table below shows the revenue for the affected category as if the adjustments were reflected in the appropriate period:

	Three Months Ended
	Normalized	Normalized	Normalized
	December 31, 2008	September 30, 2008	June 30, 2008
Revenues:
Local calling services	$127,960	$135,587	$141,803
Network access (2)	103,945	103,922	107,190
Long distance services	46,312	50,161	49,090
Data and Internet services	30,814	31,520	30,552
Other services (2)	11,582	10,994	10,773

Total revenue	$320,613	$332,184	$339,408

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income under GAAP to  Adjusted EBITDA (Non-GAAP)

(Dollars in thousands)

	Three Months Ended
				Pro Forma (1)	Pro Forma (1)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007

Net Income	$(76,072)	$(25,109)	$23,114	$(9,514)	$(10,635)
Depreciation and amortization	70,598	60,768	69,741	72,660	73,833
Interest expense	52,730	49,665	45,123	47,115	48,145
Income taxes	(46,598)	(17,176)	13,909	(6,460)	(5,479)
	658	68,148	151,887	103,801	105,864

(Gain) loss on derivatives	49,909	5,014	(43,123)	22,259	—
Transition services agreement	49,597	49,550	49,476	—	—
Non-cash pension and OPEB	4,720	5,723	5,723	8,200	5,993
Non-cash stock based compensation	4,408	—	—	—	—
Revenue and expense adjustments related to prior periods (2)	1,353	4,956	(6,309)	—	—
Other one-time items (3)	26,871	15,191	10,095	—	(3,455)

Adjusted EBITDA (4)	$137,516	$148,582	$167,749	$134,260	$108,402

(1)             FairPoint acquired Verizon’s wireline and related operations in Maine, New Hampshire and Vermont (the Northern New England business) on March 31, 2008. The pro forma results have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2007.

(2)             Includes certain revenue and expense adjustments related to prior quarters.

(3)             Other one-time items related to the Merger and systems cutover primarily include training costs, recruiting and relocation costs, brand and promotional marketing costs, systems development costs and travel costs.

(4)             Adjusted EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization adjusted to exclude unusual or one-time non-recurring items, including costs related to the use of Verizon’s systems and services under the Transition Services Agreement as well as other costs related to the anticipated cutover to FairPoint’s newly developed systems platform, non-cash items related to pension and OPEB, stock based compensation and other costs and adjustments related to the acquisition of the Northern New England business.